Exhibit 99.1

Contact Information:
May 25, 2006	Thomas J. Jansen
Chief Financial Officer
414-643-2252

FOR IMMEDIATE RELEASE

Rexnord to be Acquired by Apollo Management for $1.825 Billion

Milwaukee, WI – May 25, 2006

Rexnord Corporation, a leading manufacturer of precision motion technology products, today announced that an affiliate of the private equity firm, Apollo Management, has signed an agreement to purchase RBS Global, Inc., the corporate parent of Rexnord, for $1.825 billion from private equity firm The Carlyle Group and management. The transaction is subject to government approvals and other customary conditions and is expected to close in the third calendar quarter of 2006.

George Sherman, Non-executive Chairman of Rexnord said, “Carlyle has been a supportive partner in positioning Rexnord to be a strategic player in the power transmission and aerospace industries and I look forward to working with Apollo to continue our growth trajectory.”

Bob Hitt, President and Chief Executive Office of Rexnord, said, “I am excited to have another high-quality owner to work with and support us as we enhance Rexnord’s leadership position in our industry.”

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Rexnord Corporation
Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. For more information, visit www.rexnord.com.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in SEC filings.

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